CONTRACT OF EMPLOYMENT







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                             CONTRACT OF EMPLOYMENT

PARTIES:

(1) Scottish Re Holdings Limited (the "Company")

(2) Duncan Hayward ("you")

DATE:  30 May 2006

The terms and conditions of your employment with the Company are in accordance with and subject to this Contract of Employment (the "Agreement"). The Company policies and procedures are available from the HR Department and it reserves the right to amend these from time to time. The policies and procedures that have contractual effect expressly state that they form part of your terms and conditions of employment.

1.   COMMENCEMENT

1.1  Your employment date with the Company will begin on August 1, 2006.

1.2 Your period of continuous employment with the Company will begin on August 1, 2006 and no employment with any previous employer counts as part of your continuous employment.

2.   JOB TITLE AND DUTIES

2.1  The Company employs you as a Chief Financial Officer. You will be expected:

               o to perform all such acts and duties as may be required of you;

               o    to comply with all reasonable directions given to you;

               o to observe all the policies, procedures and rules from time to time, laid down by the Company.

2.2 The Company operates a policy of job flexibility and the Company may, at its discretion, require you to perform additional or other duties not within the scope of your normal duties. You will not be required to perform duties, which are not reasonably within your capabilities.


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3.   PROBATIONARY PERIOD

     This position is not subject to a probationary period.

4.   LOCATION

     You will be based at the Company's premises at London. The Company reserves the right to change your place of work to an alternative location within a reasonable daily travelling distance from your home.

5.   SALARY

5.1 Your salary will be (pound)175,000 per annum, less income tax and national insurance contributions. You will be paid in monthly instalments on or about the 18th of each month by credit transfer directly into a bank/building society account nominated by you.

5.2 Your salary will be reviewed annually by the Company and you will be notified in writing of the outcome of the review. Your salary will not necessarily increase as a result of the review.

5.3 The Company reserves the right to deduct from your salary at any time during your employment and/or on its termination, any sums which you may owe to the Company and/or for which you are liable to the Company such as any overpayments, loans or advances made to you by the Company.

6.   HOURS OF WORK

     Your hours of work will be 9.00 am to 5.00 pm, Monday to Friday, with a break for lunch of 1 hour. You will also work such additional hours as may reasonably be required for the proper performance of your duties and/or as the needs of the business dictate. There is no automatic payment for additional hours worked by you outside your normal hours of work.


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7.   RESTRICTIONS

     You shall not undertake any work or employment, other than for the Company, during your hours of work for the Company. Outside your hours of work for the Company, you may not, without the prior written consent of your line manager, undertake any work or employment for, or be interested or concerned either directly or indirectly in, any other business or concern. In the event of consent being given, the Company reserves the right to withdraw such consent, at its discretion, at any time.

8.   HOLIDAYS

8.1 The Company's holiday year runs from 1st January to 31st December. In addition to the 8 public and bank holidays, you are entitled to 28 days holiday in each holiday year.

8.2 Without prejudice to your statutory entitlements holiday entitlement does not accrue during periods of absence for any reason (except properly taken holiday absence). Subject to the Working Time Regulations, during your first and last year of employment, your holiday entitlement will be calculated pro rata to the completed weeks of service.

8.3 Holidays may only be taken at times convenient to the Company and by prior arrangement. Holidays must be agreed in advance with your line manager.

8.4 A maximum of 6 working days may be carried forward at the end of a calendar year, subject to the written consent of your line manager. No payment in lieu of unused holiday will be made, save as provided in sub-clause 8.5 below.

8.5 On the termination of your employment, you may be paid for any outstanding holiday accrued and not taken. Alternatively, the Company can require you to take any outstanding holiday entitlement during your notice period. If you have taken holiday in excess of your entitlement, a sum equivalent to wages for the excess holiday will be deducted from your final salary. A day's holiday pay for these purposes will be 1/261 of your annual basic pay.


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8.6  For the purposes of the Working Time Regulations, it will be deemed that the holidays stipulated by those regulations are taken and exhausted first as part of your contractual holiday entitlement.

9.   SICKNESS

9.1 If you are absent from work owing to sickness or injury, you shall inform your line manager or a member of the HR department by 10.00 am on the first working day of absence and shall provide, so far as is possible, an indication of the likely period of absence. Throughout any period of absence, you are required to keep your line manager or a member of the HR department regularly informed of the situation.

9.2 On return to work you must complete a Self Certification Sickness Form for periods of absence of up to 7 days. If the absence lasts for more than 7 calendar days, you must provide the Company with a doctor's medical certificate on the eighth day of absence. You are required to continue to provide doctor's certificates regularly to cover the whole period of your absence.

9.3 If you are absent from work due to sickness or injury, the Company does not have to pay you your contractual salary or provide benefits. Provided that you comply with the requirements in Clause 9.1 and 9.2, the Company will pay you any Statutory Sick Pay to which you are entitled. Subject to you complying with the notification and certification requirements set out above, you may be paid Company sick pay in any sick pay year according the following scale. Company sick pay may be suspended, discontinued or increased, either Company wide, or on an individual basis, at senior management discretion.

     Length of Service                      Full Pay In Days Per Rolling Year

     During probationary period             0

     Completion of probation to 2 years     20

     2 years to 5 years                     40

     5 years plus                           40 days full pay, 90 days 2/3rds pay

9.4 Company sick pay is inclusive of any Statutory Sick Pay (SSP) to which you may be entitled in accordance with the legislation applying from time to time.


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9.5  The Company reserves the right at any time to require you to undergo, at its expense, a medical examination by your doctor and/or a doctor or specialist selected by the Company.

10.  INSURANCE BENEFITS

10.1 For so long as the Company maintains such schemes for its staff, subject to the rules of the relevant scheme from time to time in force and provided you have completed any relevant administration form and are accepted for the relevant scheme, you are entitled to cover under the following schemes, in place from time to time, from the end of the probationary period:

          o    group private medical insurance scheme;

          o    group income protection scheme;

          o    death in service scheme;


10.2 The Company may withdraw or amend any of the benefits provided for in Clause 10.1 at any time. The Company has no obligation to make any payment to you in connection with any such scheme. Further non-contractual details of these schemes can be obtained from HR Department.

11.     CONFIDENTIALITY

         You shall not, either during your employment (except in the proper performance of your duties) or after the termination of your employment, make use of, divulge and/or disclose to any person or organisation, any confidential information of or relating to the Company and/or any Associated Company, including but not limited to:

          o information relating to current, past and proposed business developments, plans, projects and/or dealings;

          o management information, corporate strategy and/or maturing new business opportunities;

          o financial information (including budgets, management accounts, financial accounts, financial reports, trading statement and/or service costs);

          o    business methods and processes, products and services;


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          o    business contacts and/or mailing lists;

          o marketing programmes, strategies, specifications, reports, policies, surveys and/or plans;

          o information on employees, including but not limited to, the terms of their employment;

          o technical information and know-how which is not available to the public generally;

          o contact names and identities of clients, customers and/or suppliers (both existing or prospective);

          o    terms of business with clients, customers and/or suppliers;

          o client, customer, supplier lists and/or specification and/or databases;

          o    product development, plans and/or reports;

          o    pricing methodologies, models and policies; and/or

          o any information in respect of which the Company and/or any Associated Company is bound by the duty of confidence to a third party.

        You will also use your best endeavours to prevent the unauthorised use, publication and/or disclosure of any such information. The obligations contained in this clause 11 will not apply to any information in the public domain (other than as a result of your breach of this clause 11) or to information ordered to be disclosed by you by a court.

12.  RESTRICTIVE COVENANTS

12.1 You agree that you shall not for the period of 6 months immediately after the termination of your employment, whether as principal, agent, director, manager, partner, shareholder, employee, adviser, consultant or otherwise, and whether on your own behalf and/or for any other person, firm, company or organisation, directly or indirectly:

     o in competition with the Company and/or any Associated Company, canvass or solicit business from, endeavour to entice business from and/or deal with:

               o any person, firm, company or organisation who is or was a customer, client or agent of, or supplier to, or who had regular business dealings with, the Company and/or any Associated Company at any time during the period of 6 months immediately preceding the termination of your


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                    employment and with whom you had direct dealings or personal contact during that period; and/or

               o any person, firm, company or organisation with whom you had contact and/or dealings with at any time during the period of 6 months preceding the termination of your employment and who or which at any time during the period of 6 months preceding the termination of your employment was negotiating with and/or contemplating doing business with the Company and/or any Associated Company;

     o solicit or endeavour to entice away from the Company and/or any Associated Company, for the purpose of being employed in or engaged by, or interested in or concerned with, a business or concern (or part thereof) which competes with the business of the Company and/or any Associated Company in which you were involved during the last 6 months of your employment with the Company:

               o any senior sales employee of the Company and/or Associated Company; and/or

               o any senior technical employee of the Company and/or Associated Company; and/or

               o any employee of the Company and/or any Associated Company involved in research and development; and/or

               o any director, employed by the Company and/or any Associated Company,

          at the date of termination of your employment or within the period of 6 months immediately preceding that date, and with whom you had personal contact and dealings during that period, whether or not such person would commit a breach of contract by reason of leaving such employment.

12.2 While the restrictions contained in this clause 12 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company and/or any Associated Company, but would be adjudged reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the area dealt with reduced in scope, it is agreed that the relevant


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     restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

12.3 You agree that on the termination of your employment you will draw the provisions of this clause 12 to the attention of any third party who may, at any time, either before or after the termination of your employment, offer employment or work to you.

13.  COMPANY PROPERTY

     Property of the Company must not be removed from the Company's premises, except in the proper performance of your duties. You agree that you shall, whenever requested by the Company and in any event on the termination of your employment, immediately return to the Company all Company property in your possession, custody or control.

14.  PENSION AND NORMAL RETIREMENT AGE

14.1 On joining the Company you will be eligible to become a member of the Scottish Re Holdings Ltd Stakeholder Pension Plan and to make personal contributions to the Plan. Company contributions will commence on joining Scottish Re. Membership is subject to the governing documentation of the Plan, as amended from time to time. Further details of the scheme can be obtained from HR Department.

14.2 Upon reaching the Company's normal retirement age of 65 years, your employment will terminate on the first of the following month, if not previously terminated under any other provision of this Agreement, and shall automatically terminate without compensation, damages or notice being given to you unless otherwise agreed in writing with the Company.

15.  NOTICE PERIOD

15.1 Your employment may be terminated by written notice. Save as otherwise provided in this Agreement, the length of notice that you are required to give or are entitled to receive to terminate your employment is as follows:


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          (a)  if served by you on the Company: 6 months

          (b)  if served by the Company on you: 6 months


15.2 The Company may at its entire discretion pay you salary in lieu of notice. Salary paid in lieu of notice will be subject to tax and National Insurance.

15.3 The Company reserves the right to terminate your employment without notice or salary in lieu of notice in appropriate circumstances. Appropriate circumstances include, but are not limited to, situations of gross misconduct, gross incompetence and/or gross negligence.

15.4 The Company also reserves the right to require you to serve all or part of your notice at home. During the period of notice, whether served in the office or at home, the Company may vary your duties and responsibilities or assign them to another employee, and shall be under no obligation to provide any work for you.

16.  DISCIPLINARY AND DISMISSAL PROCEDURES

16.1 In the event of your employment being confirmed at the end of your probationary period, the Company's Disciplinary Procedure will be applicable to your employment, It does not form part of the terms and conditions of your employment. A copy of the disciplinary procedure can be found in the Disciplinary and Dismissal Policy and can be obtained from the HR Department.

16.2 The Company reserves the right to suspend you on full pay in appropriate circumstances, including but not limited to, circumstances where the Company wishes to investigate whether disciplinary action against you is necessary and during any disciplinary process. The Company has the right to impose any of the following disciplinary penalties should it deem them appropriate: suspension with or without pay for up to one calendar month, transfer, demotion, loss of seniority, loss of increment, a reduction in pay, dismissal with or without notice or without pay in lieu of notice.

16.3 In the event that the Company is contemplating terminating your employment for a reason in respect of which the disciplinary procedure does not apply, for instance on


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     the grounds of redundancy, early retirement or non-renewal of a fixed term contract, the Company will comply with the minimum statutory dismissal procedure. The applicable dismissal procedure is confirmed in the Company's Disciplinary and Dismissal Procedure which can be obtained from the HR Department and which do not form part of your terms and conditions of employment.

17.  GRIEVANCE PROCDURES

17.1 The Company's Grievance Procedure applicable to your employment is set out in the Company's Grievance Policy. It does not form part of the terms and conditions of your employment. A copy of the Grievance Procedure can be obtained from the HR Department..

18.  DATA PROTECTION

18.1 During your employment and for as long a period as is necessary following the termination of your employment, the Company:

     o will obtain, keep, use and produce personal data about you for management purposes in connection with your recruitment, employment and remuneration, both in personnel files and on the Company's computer system;

     o will obtain, keep, use and produce certain sensitive personal data about you;

     o    may need to disclose information about you to third parties;

     o will transfer some or all of the information in the Company's records about you to any Associated Company, companies in which the Company and/or any Associated Company has a shareholding and/or companies or firms processing data on behalf of the Company.

18.2 In signing this Agreement, you consent to the Company carrying out the processing of personal data and sensitive personal data described in this clause 18.


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19.  DISCRIMINATION

     In order to enable the Company to maintain a positive work environment, you are not to engage in or knowingly permit any fellow worker to engage in any harassment or discrimination on the grounds of sex, sexual orientation, marital status, religion or belief, race, disability, age, or on any other unlawful ground against any person (whether or not an employee of the Company) in the course of your duties. Such conduct will be treated very seriously as a disciplinary matter.

20.  DEFINITION

     For the purposes of this Agreement, "Associated Company" means a company which for the time being is a holding company (as defined by section 736 of the Companies Act 1985) of the Company; or a subsidiary (as so defined) of the Company or of any holding company of the Company; or a company over which the Company or any holding company of the Company has control within the meaning of Section 840 of the Income and Corporation Taxes Act 1988, or a subsidiary undertaking as defined by Section 258 of the Companies Act 1985.

21.  FURTHER PARTICULARS

21.1 There are no terms applying to this Agreement which relate to the following:

          o The period for which the employment is intended to continue or the date when it is to end;

          o Any collective agreements which directly affect the terms and conditions of employment;

          o    Work outside the United Kingdom.

21.2 No person who is not a party to this Agreement has or shall have any rights under no consent of any third party shall be required under that Act to any cancellations or variations of this Agreement.


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21.3 The terms and conditions contained in this Agreement, and any subsequent revisions, shall be governed by and construed in accordance with the laws of England and Wales.










SIGNED by:  /s/ David Howell

David Howell - Chief Executive Officer

For and on behalf of Scottish Re Holdings Limited




SIGNED by:  /s/ Duncan Hayward

Duncan Hayward



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